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                                                                    EXHIBIT 10.1

                                SUPPLY AGREEMENT


This Agreement is made to be effective as of 22nd January 2002 by and between INDENA SPA, a company organized and existing under the laws of Italy, having offices at Viale Ortles 12, 20139 Milano, Italy ("Indena") and SONUS PHARMACEUTICALS, INC., a company organized and existing under the laws of the State of Delaware, USA, having offices at 22026 20th Avenue SE, Bothell, WA 98021 USA ("SONUS"). Indena and SONUS are each acting on behalf of itself and of the respective Affiliates. Indena and its Affiliates are hereinafter collectively referred to as "SUPPLIER" and SONUS and its Affiliates are hereinafter collectively referred to as "PURCHASER".

WHEREAS

A. Supplier engages in the production, marketing and sale of vegetal extracts, derivatives and active principles; and

B. Purchaser is interested to purchase from Supplier medical grade paclitaxel for use in the manufacture of a pharmaceutical speciality and Supplier desires to supply paclitaxel to Purchaser, upon the terms and conditions set out hereinafter,

NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS.

1.     CERTAIN DEFINED TERMS

       As used in this Agreement, the following terms shall have the following meanings (with the understanding that terms importing the singular also include the plural and vice-versa):

       (a) "AGREEMENT" shall mean this Supply Agreement of which the Exhibits attached hereto form an integral and substantive part;

       (b)    "EFFECTIVE DATE" shall mean the date first written above;

       (c) "PRODUCT" shall mean medical grade paclitaxel conforming to the specifications set forth on Exhibit 1 attached hereto (the "Specifications") and Supplier's DMF filed with FDA;

       (d) "FINISHED PRODUCT" shall mean the new pharmaceutical product containing the Product to be manufactured, marketed and sold by Purchaser in the Territory;

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       (e)    "TERRITORY" shall mean any country of the world;

       (f)    "FDA" shall mean the United States Food and Drug Administration;

       (g) "FDA APPROVAL" shall mean approval by the FDA of the NDA relating to the Finished Product and of Supplier as supplier of Product;

       (h) "NDA" shall mean the New Drug Application required to manufacture, market and sell the Finished Product in the United States;

       (i) "DMF" shall mean Supplier's Drug Master File required to manufacture, market and sell the Product in the Territory;

       (j) "cGMP" shall mean current good manufacturing practices as the same are or shall from time to time be established by governmental authority in the Territory;

       (k) "AFFILIATES" of a party hereto shall mean any company or other entity directly or indirectly controlling, or controlled by, such party or under common control as such party, the term "control" meaning ownership of the majority of shares carrying the right to vote at General Meetings or the power to direct the policies and management of a company or entity; and

       (l)    "USP" shall mean the United States Pharmacopoeia, current edition.


2.     SALE AND PURCHASE OF PRODUCT

       During the term hereof Supplier undertakes to supply, and Purchaser undertakes to purchase the Product for use to manufacture the Finished Product pursuant to purchase orders delivered by Purchaser to Supplier from time to time as provided herein. Nothing herein shall be deemed or construed as imposing any obligation of either party to deal exclusively with the other party or any obligation of Purchaser to purchase its requirements of the Product from Supplier.

3.     INITIAL SUPPLIES

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3.1      In year 2002, Supplier undertakes to supply, and Purchaser undertakes to purchase, 1000 grams of Product to be used by Purchaser to manufacture the Finished Product (the "Initial Supplies").

3.2 Orders for each lot of Product to be delivered in year 2002 shall be placed with Supplier at least 90 days before the requested date of supply.


4.       FURTHER SUPPLIES

         Regular supplies of Product (the "Further Supplies") shall begin starting by January 2003 or such other date as the parties may agree in writing, as provided in Section 5 below.


5.       FORECASTS AND ORDERS

5.1 By October 31 of each year during the term hereof starting from year 2002, Purchaser shall submit to Supplier an estimated rolling forecast of the quantities of Product that Purchaser expects to order during the two following calendar years.

         The forecast for the first following calendar year divided by quarters shall be binding and shall be considered a firm purchase commitment. Purchaser shall confirm each binding purchase commitment by a purchase order. Each purchase order and any confirmation shall be governed and superseded by the terms and provisions of this Agreement.

         The forecast for the second calendar year also divided by quarters shall be non-binding, provided that the relevant firm order must be consistent (plus or minus 15%) with the forecasted quantities.

5.2 By no later than November 30 of each year during the term hereof starting from 2002 Indena will confirm in writing to Purchaser the receipt and acceptance of firm orders.

5.3 In the event that the parties agree on a date other than January 2003 for the beginning of regular supplies the dates set out in the preceding Sections may be revised by mutual agreement.


6.     SHIPMENTS

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6.1      The Product shall be shipped CIP, Seattle, Washington, USA. Supplier shall be responsible for all export, import, or customs taxes or duties, and any sales use, or value-added taxes of any jurisdiction that may apply to the purchase and sales of the Product hereunder.

6.2 Unless otherwise specifically provided, trade terms used herein are as defined in Incoterms (2000) issued by the International Chamber of Commerce.


7.       PRICE; PAYMENT TERMS

7.1 The Price for the Initial Supplies of the Product shall be as specified in the quotation and appended hereto as Exhibit 2.

7.2 The price for Further Supplies of the Product applicable in each two-year period will be mutually agreed by October 31 of the preceding year, provided that if there are unforeseeable material increases in the costs borne by Supplier to manufacture the Product which are not the result of fault or negligence of Supplier, the parties shall promptly consult and negotiate in good faith on a new price of supply.

7.3 Payment by Purchaser of each lot of Product supplied hereunder shall be made at 30 days from the date of the relevant invoice by Supplier by wire transfer to the bank account designated by Supplier in the invoice.


8.       WARRANTIES, LIABILITIES, INDEMNITY

8.1      Supplier represents and warrants as follows.

         (a) The Product supplied hereunder shall be in compliance with the Specifications and the relevant DMF.

         (b) The Product shall conform in all respects to the applicable laws, regulations and approvals governing the manufacture, importation, distribution and use of the Product. Without limiting the generality of the foregoing, Supplier represents and warrants that the Product shall not be adulterated or misbranded within the meaning of the U.S. Federal Food Drug and Cosmetic Act, as amended, as well as any applicable foreign law or regulation of any country, as such Act and such laws are constituted and are effective at the time of delivery.

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         (c)      The manufacture of the Product shall be manufactured in an FDA approved facility in accordance with cGMP. Purchaser's representatives shall have the right to inspect Supplier's Product manufacturing facilities, once per calendar year during regular business hours and upon at least 30 working days prior notice, to verify Supplier's compliance with the foregoing.

         (d) All laboratory, scientific technical and/or other data submitted by or on behalf of Supplier relating to the Product shall be true and correct and shall not contain any misrepresentation or omission.

         (e) An approved Certificate of Analysis, showing conformance of the Product to the relevant Product Specifications and requirements, shall accompany each lot within each shipment of the Product.

         (f) Each Product shipment shall have at minimum 1.5 years remaining before retest date according to the Certificate of Analysis.

         (g) Upon publication as a monograph in the USP, the Product shall conform in all respects to the applicable requirements for paclitaxel, USP.

         OTHER THAN AS SPECIFICALLY SET FORTH IN THIS AGREEMENT. SUPPLIER HEREBY EXPRESSLY EXCLUDES AND DISCLAIMS ALL WARRANTIES (WHETHER IMPLIED OR EXPRESS), INCLUDING, WITHOUT LIMITATION: (i) ANY WARRANTY OF MERCHANTABILITY; OR (ii) ANY WARRANTY OF FITNESS OF THE PRODUCT SUPPLIED UNDER THIS AGREEMENT FOR THE PARTICULAR PURPOSE FOR WHICH PURCHASER INTENDS TO USE IT.

8.2 Within 30 days from receipt Purchaser shall analyze each lot of Product delivered by Supplier hereunder and if any quantity of the Product delivered by Supplier hereunder fails to meet the Specifications, or the terms or provisions of this Agreement, or is otherwise defective, Purchaser shall give notice to Supplier, except for claims based on hidden defects, with respect to which the above 30 day period shall be computed from the date of discovery. Failure by Purchaser to give this notice within the 30 day period shall constitute a waiver by Purchaser of all claims under this Agreement with respect to the Product.

         If Supplier accepts the claim, Purchaser shall return to Supplier the defective or non-conforming lot at Supplier's expense, unless the parties


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       agree otherwise, and Supplier shall at its care and expense and as soon as technically possible replace the non-conforming or defective lot. In the event of disagreement between the parties about non-conformity or other defects alleged by Purchaser, the matter shall be finally settled by an independent laboratory at the expense of the party whose findings are not confirmed by the independent laboratory.

8.3 FOR DELIVERIES OF NON-CONFORMING OR DEFECTIVE PRODUCT BY SUPPLIER TO PURCHASER, PURCHASER'S EXCLUSIVE REMEDY AND SUPPLIER'S EXCLUSIVE LIABILITY HEREUNDER (WHETHER IN CONTRACT, IN TORT, UNDER ANY WARRANTY, OR OTHERWISE), FOR ANY AND ALL LOSSES, DAMAGES OR INJURIES, WHETHER TO PERSONS OR PROPERTY, RESULTING FROM PRODUCT USED AS SUCH OR IN THE FINISHED PRODUCT, OR FROM ANY OTHER CAUSE, SHALL BE LIMITED TO THE REPLACEMENT BY SUPPLIER OF ANY NON-CONFORMING OR DEFECTIVE PRODUCT SOLD TO PURCHASER HEREUNDER, FREE OF CHARGE.

8.4 Supplier shall indemnify and hold Purchaser harmless from and against any third party claim or action (and loss, liability, damage or expense including, without limitation, reasonable attorney's fees deriving therefrom) arising from or related to (i) any negligent act or omission of Supplier or willful misconduct of Supplier, or any directors, officers, employees or agents of Supplier, or (ii) any breach of any representation, warranty, or covenant by Supplier under this Agreement, subject to the provisions of Section 8.3.

8.5 Purchaser shall indemnify and hold Supplier harmless from and against any third party claim or action (and loss, liability, damage or expense including, without limitation, reasonable attorney's fees deriving therefrom) arising from or related to Purchaser's handling, storage or use of the Product or distribution, marketing or sale of any Finished Product containing the Product except to the extent attributable to Supplier pursuant to this Section 8.

8.6 If either party expects to seek indemnification from the other party under the preceding two paragraphs, the party seeking indemnification shall promptly give notice to the other party of any such claim or suit threatened, made or filed against it which forms the basis for such claim of indemnification and to co-operate fully with the other party in the investigation and defense of all such claims or suits. The indemnifying party shall have the option to assume the other party's defense in any such claim or suit with counsel reasonably satisfactory to the other party. No settlement or compromise shall

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         be binding on a party hereto without its prior written consent, unless such settlement fully releases the other party without any liability, loss, cost or obligation to such party.

8.7 THE REMEDIES PROVIDED FOR IN THIS SECTION 8 SHALL BE THE SOLE AND EXCLUSIVE REMEDIES AVAILABLE TO THE PARTIES HEREUNDER FOR THE VIOLATION BY THE OTHER PARTY OF ANY REPRESENTATION OR WARRANTY CONTAINED IN THIS AGREEMENT, AND ANY RIGHT OF EITHER PARTY TO PROSPECTIVE PROFITS OR SPECIAL, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES, IS HEREBY EXPRESSLY EXCLUDED AND EXPRESSLY WAIVED BY THE PARTIES HERETO.

8.8 This Section 8 and the obligations contained herein shall survive the expiration or termination of this Agreement for any reasons whatsoever.


9.       REGULATORY MATTERS

9.1 Supplier shall maintain a complete DMF for the Product, complying with all applicable FDA and other applicable regulatory authority requirements and will provide to Purchaser copies of all correspondence with the FDA, inspection reports and other reports issued by the FDA with respect to the Product and Supplier's manufacturing facilities. Supplier shall further provide authorization for the regulatory agencies to refer to the DMF during the review of any regulatory submission made by Purchaser.

9.2 Purchaser shall use its commercially reasonable best efforts to file an NDA and to obtain FDA Approval as soon as practicable; provided, however, that nothing herein shall impose any obligation on Purchaser to continue to pursue FDA approval if in its reasonable business judgement, it would be commercially impractical to do so.

9.3 Supplier hereby authorizes Purchaser to reference Supplier's DMF in Purchaser's regulatory submissions. If Supplier intends to amend the DMF, Supplier shall send 60 days advance notice to Purchaser to permit it to request amendment to the FDA Approval, if required.

9.4 Supplier shall advise Purchaser immediately in the event it intends to change its process to manufacture the Product corresponding which may or could reasonably be expected to affect Supplier's DMF, Purchaser's regulatory submissions or the Finished Product.

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9.5      Supplier shall not institute any such change without first filing a complete and compliant DMF and shall provide Purchaser with Product manufactured without such change until (i) Purchaser has qualified the new Product and (ii) the approval of any amendment or supplement to Purchaser's regulatory submissions necessitated by and referencing such change and the new DMF, is obtained.


10.      INSURANCE

10.1 Purchaser and Supplier each agree to maintain in force product liability insurance, during the term of this Agreement and for a period of 2 years after expiration or termination hereof for any reason. During the period prior to commercialization of Finished Product, the following minimum product liability insurance coverage shall be in place:

                           Purchaser:       U.S. $ 5 Million.
                           Supplier:        U.S. $ 5 Million.

         Upon commercialization of Finished Product, the coverage limits will be reviewed and modified as appropriate.

10.2 Each party shall upon request provide to the other copy of the relevant insurance policy.


11.      FORCE MAJEURE

11.1 Supplier shall not be liable to Purchaser for any loss, cost, expense, damage or injury suffered by Purchaser, any third person or any property, whether direct or indirect, incidental or consequential, for failure to deliver or delay in delivering the Product (or any portion of the Product duly ordered by Purchaser and accepted by Supplier) and Purchaser shall not be liable to Supplier for any loss, cost, expense, damage or injury suffered by Supplier, any third person or any property, whether direct or indirect, incidental or consequential, for failure to accept or delay in accepting the Product (or any portion of the Product ordered by Purchaser from Supplier), when any such failure is due to force majeure and without the fault or negligence of the party so failing or delaying. For purposes of this Agreement, "Force Majeure" is defined as causes beyond the control of the party affected, including, without limitation (as each of the following relates to a party or a supplier to a party): acts of God; acts, regulations, decrees, restrictions

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       (including restrictions on the exportation or importation of the Product or crops or materials related to the manufacture of the Product) or laws of, or inaction by, any government; embargoes; seizure of cargo; wars (whether or not declared); civil commotion; destruction of production facilities or materials by fire, food, drought, earthquake, explosion or storm; labor disturbances; epidemics; and failure of public utilities or common carriers.

11.2 The party affected by Force Majeure shall give prompt notice to the other party (the "Force Majeure Notice") and take any reasonable steps as are necessary to relieve the effects thereof as rapidly as possible.

11.3 If Force Majeure lasts for more than 3 months the party which received a Force Majeure Notice may terminate this Agreement by written notice of termination mailed to the other by registered letter return receipt requested.


12.    CONFIDENTIALITY

12.1 Any confidential information pertaining to the Product that has been or will be communicated by Supplier to Purchaser, and any confidential information pertaining to the Finished Product communicated by Purchaser to Supplier, including without limitation, trade secrets, business methods and plans, pricing, costs, suppliers, manufacturing and customer information, shall be kept strictly secret by Purchaser and Supplier, respectively, and their respective affiliates, officers, directors, employees, agents and representatives, provided, however, that the restrictions and prohibitions set forth in this Section 12 shall not apply to the extent that such information:

       (a) is available to the public in public literature or otherwise, or after disclosure by one party to the other becomes public knowledge through no fault of the party receiving such confidential information;

       (b) was known to the party receiving such information prior to disclosure by the other party as demonstrated by written records or documentation;

       (c) is obtained by the party receiving such information from a third party entitled to disclose it without breaching confidentiality obligations to the disclosing party;


       (d) is required to be disclosed pursuant to any order of a court having jurisdiction or any lawful action of a governmental or regulatory agency; or

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       (e)    is independently developed by the party receiving such
              information, without use of confidential information disclosed by the other party as demonstrated by written records or documentation.

12.2 Each party shall take all precautions as it normally takes with its own confidential information to prevent any improper disclosure of such confidential information to any independent third party; provided, however, that such confidential information may be disclosed within the limits required to obtain any authorization from regulatory authorities in the Territory or, with the prior written consent of the other party, which shall not be unreasonably withheld, as may otherwise be required in connection with the purpose of this Agreement.

12.3 This Section 12 and the obligations contained herein shall survive for a period of seven years from the date of expiration or termination of this Agreement for any reason whatsoever.


13.    TERMINATION

13.1 Either party shall be entitled to terminate this Agreement by written notice mailed to the other party by registered letter return receipt requested in the event that Purchaser publicly announces that it has terminated efforts to obtain FDA Approval for Finished Product. Furthermore, should not Purchaser pursue regulatory approval or commercialization in a particular region or country, Supplier shall be entitled to enter an exclusive supply agreement with another party for that particular region or country, and the Territory shall be reduced accordingly.

13.2 Either party shall have the right to terminate this Agreement in accordance with the following provisions:

       (a) immediately upon written notice of such termination to the other party, if the other party does not generally pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit or creditors; or any proceeding shall be instituted by or against the other party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, or the other party takes any corporate action to authorize any of the actions set forth above; or

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       (b)    if the other party is in breach of any of its material obligations under this Agreement, the injured party will have the right, without prejudice to any other rights to terminate this Agreement, by giving 60 days' written notice to the party who has breached, and such notice will automatically become effective unless the party who has breached remedies such breach to the reasonable satisfaction of the party seeking termination within such sixty day period.

13.3 The termination of this Agreement, for any reason, shall not affect any right or obligation already accrued hereunder nor the stipulations that are expressly stated to survive.

       If the Agreement is terminated Purchaser shall cease to use any confidential data and information received from Supplier hereunder and shall cease to refer to Supplier's DMF, provided that if the Agreement is terminated by Purchaser pursuant to Section 13.2 Purchaser shall have a period of 12 months to comply with these obligations in order to dispose of stock of Product on hand at the date of termination.


14.    TERM

14.1 This Agreement enters into force as of the Effective Date and, unless earlier terminated in accordance herewith, shall last until December 31, 2006 (the "INITIAL TERM").

14.2 At the expiration of the Initial Term, this Agreement shall be automatically renewed for another two-year period, and so on, unless either party sends notice of termination to the other party by registered letter return receipt requested mailed at least 12 months before the original or any subsequent expiration date.


15.    MISCELLANEA

15.1 This Agreement shall inure to the benefit of, and shall be binding upon, each of the parties hereto and their respective successors and any purchaser of a substantial part of either party's assets or operations. The assignment of this Agreement or of rights and obligations deriving therefrom to a third party shall be otherwise subject to the obtaining of the written consent of the other party, provided that no consent shall be required for any such assignment by either party to one of its Affiliates.

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15.2   This Agreement contains the entire agreement between the parties hereto, and supersedes any general terms and conditions of sale or purchase of the parties hereto. It may be amended or modified only by a writing signed by both parties hereto.

15.3 This Agreement is on a principal to principal basis. Neither party is authorized to assume commitments in the name or on behalf of the other party nor shall it incur any liability whatsoever for which the other may become directly, indirectly or contingently liable.

15.4 Should any term or condition of this Agreement be held invalid, unenforceable or anyhow in conflict with applicable laws or regulations this shall not affect the validity and enforceability of the other provisions of this Agreement and the parties shall agree in good faith and substitute the invalid, unenforceable or conflicting provision with other valid and enforceable provisions which achieve to the maximum extent permitted the same financial and economic balance originally provided.

15.5 Without prejudice to other express provisions contained herein, any notice which shall or may be given by one party to the other in connection with this Agreement shall be valid only if delivered in person or sent by registered letter return receipt requested or by telefax as follows:

                  - if to Supplier:

                           INDENA SpA
                           Viale Ortles, 12
                           20139 Milano
                           (Italy)
                           telefax: (+39)(02) 57496236
                           attention: Director of Business Development and Agreements

                  - if to Purchaser:

                           SONUS PHARMACEUTICALS, INC.
                           22026 20th Avenue SE
                           Bothell, WA 98021
                           USA
                           Telefax: 425-489-0626
                           attention: Vice President, Business Development

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       Any change of these addresses shall be promptly communicated in writing from either party to the other party in accordance herewith.

       Notices delivered in person shall be effective immediately. Notices sent by telefax shall be effective immediately if received on a working day; if not, they shall be effective the following working day. Notices sent by letter shall be effective upon receipt, unless the letter merely confirms a previous notice by telefax.

15.6 The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15.7 This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict of laws principles and the United Nations Convention on Contracts for the International Sale of Goods.

15.8 Any dispute which may arise between the parties out of, or relating to, this Agreement or supplies hereunder (including, not by way of limitation, those concerning validity, interpretation, breach, termination, prejudicial or competence matters), which the parties are unable to settle amicably in good faith, shall be finally settled by three arbitrators appointed and acting pursuant to the then prevailing Rules of Conciliation and Arbitration of the International Chamber of Commerce. The Arbitration shall be held in New York and the English language shall be used throughout the proceedings.

15.9 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by either party by copy transmitted by telefax and the executed counterpart so transmitted shall be as effective as a manually executed counterpart.



IN WITNESS WHEREOF, the authorized representatives of the parties have executed this Agreement on the dates indicated below.


INDENA SpA                          SONUS PHARMACEUTICALS, INC.

By: /s/ Dario Bonacorsi             By: Michael A. Martino
    ------------------------        ---------------------------
       (Dario Bonacorsi)               (Michael A. Martino)


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Title: Chief Executive Officer      Title: President and CEO

Date: January 22, 2002              Date: January 22, 2002
      ----------------                    -------------------

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